FBR Capital Markets Corporation

Moderator: Shannon Small
February 8, 2012
9:00 a.m. ET

Operator:
Good day, ladies and gentlemen.  Welcome to the FBR & Co. 2011 fourth-quarter earnings call.  At this time all participants are in a listen-only mode.  Later, we will conduct a question and answer session and instructions will follow at that time.  If anyone should require assistance, please press star then zero.  As a reminder, this call is being recorded.  I would now like to turn the conference over to Shannon Small, Senior Vice President.

Shannon Small:	Thank you and good morning. This is Shannon Small, Senior Vice President of Corporate Communications for FBR.

Before we begin this morning's call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements.  These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include, but are not limited to, the demand for securities offerings; activity in the secondary securities market; interest rates; the risks associated with merchant banking investments; the realization of gains and losses on principle investments; available technologies; competition for business and personnel; and general, economic, political and market conditions.  Additional information concerning these factors that could cause results to differ materially is contained in FBR's annual report on Form 10-K and quarterly reports on Form 10-Q.

Joining us on the call today is Brad Wright, Chief Financial Officer of FBR. I will now turn the call over to Rick Hendrix, President and Chief Executive Officer.

Rick Hendrix:
Thank you and good morning, everyone.  For the full-year 2011, the Company incurred a net after-tax loss of $49.6 million or $0.82 per share on revenue of $147 million compared to a loss of $37.6 million or $0.59 per share on revenue of $247 million for 2010.

During the fourth-quarter 2011, our net after-tax loss was $18.9 million or $0.33 per share.  This compares to net after-tax earnings of $3.1 million or $0.05 per share in the fourth quarter of 2010.  Included in our 2011 fourth-quarter results were $10 million of nonrecurring expenses comprised of $5.9 million in impairment of goodwill associated with the capital markets business and $4.1 million in severance and restructuring related costs.

During the first half of 2011, the Company operated at essentially a cash breakeven level as we generated approximately $100 million in revenue.  Those results were consistent with our expectations for a difficult environment and for the size and structure of the Company at that time.

During the second half of the year, the environment for the domestic capital markets materially deteriorated from what had been already challenging circumstances.  The resulting reduction in revenue in FBR by more than half as compared to the first two quarters was well beyond anything the Company had previously forecast and caused us to incur a substantial loss in the last six months of the year.

Our response at the beginning of the fourth quarter was to meaningfully restructure our franchise to be more in line with the current capital markets reality.  As previously discussed, our November reduction in staffing equal to more than a third of the Company included a disproportionately higher number from the back office and support areas of our organization.  The implementation of this restructuring has enabled us to reduce our fixed expenses by 35 percent, while maintaining our overall capabilities and breadth of industry coverage.  Our core strengths, differentiated research, innovative ideas, industry expertise and the ability to execute large lead manage capital market transactions continues to make us unique and relevant to our clients.

In looking back at 2011, the primary drivers of the weakness in the back half of the year were a tremendous slowdown in capital flows, an increase in volatility, and an aversion to risk assets.  Throughout the second half of 2011, while our banking team was well positioned with a number of sizable transactions, the market simply did not have risk appetite to allow most IPOs or institutional private placements to be completed.  Today, in spite of this still very challenging market, we remain active with many of those mandates, as well as new ones and are fully engaged with investors who will participate in the transactions we bring to market.  Our ability to both win important and valuable mandates and execute complex transactions remains fully intact, and we are poised to succeed as the market allows.

The institutional brokerage business continues to be challenging.  In addition to an extremely difficult market, our restructuring included changes to coverage assignments, which had an impact on our overall production in the fourth quarter.  We are seeing signs of recovery in affected accounts and are returning to activity levels consistent with the environment.  Because of the depth of our resources and the relevance of our research platform, our clients continue to recognize us as a firm that delivers unique perspective and proprietary ideas.

Against the backdrop of this very challenging capital markets environment, our asset management business continues to do well, generating profits throughout 2011.  The performance of our portfolio managers was exceptional in 2011, and revenues were up year over year from $14.1 million to $14.9 million as a result of higher AUMs throughout the year.

We continue to maintain a strong liquid and transparent balance sheet with high levels of capital.  As of December 31, we had $136 million in cash, up from $121 million at the end of the previous quarter.  Shareholders equity was $225 million, and book value per share was $3.99.

Our focus as a small and mid-cap equity capital markets firm is one of our biggest strengths, but it does mean that we are particularly exposed to the overall environment.  The capital markets business since the financial crisis has been characterized by extreme volatility.  The post-crisis environment has already provided many different types of markets from a strong recovery and an increase in risk appetite in the back half of 2009 where we exceled with delivered results consistent with our goals, to the intensely challenging environment we experienced in the back half of 2011.

With the steps we have taken, we are now better positioned to handle both extremes.  We will do a better job protecting capital in very weak markets, while continuing to have the resources and commitment to deliver great outcomes for our clients and shareholders in most environments.  We will now be happy to take questions.

Operator:
Thank you.  Ladies and gentlemen, if you have a question, please press star then one on your touchtone telephone.  If your question has been answered or you wish to remove yourself from the queue, you may press the pound key.  Once again, if you have a question, please press star then one.

Our first question is from Devin Ryan of Sandler O'Neill.  Your line is open.

Devin Ryan:
You mentioned that the 35 percent fixed expense reduction is substantially complete at this time.  I want to get a sense of how much of that reduction was already reflected in the fourth-quarter results and then how much is still to come in 2012 in terms of just how it actually flows through the results?

Brad Wright:
The human resource part of that, the headcount reductions, will really show up in the first quarter.  As you know in the fourth quarter, we had about a $2 million reduction in fixed compensation costs, but that was more than offset by the severance that we booked during the quarter.  So you will see the full reduction in the first quarter there.

On the noncomp expenses, you will see the beginning of that really in the first quarter as the data costs and so on that are headcount-related come fully out in the quarter, as well as consolidation of real estate costs which will also start to come in in the first quarter.

So you will see a much bigger impact in the first quarter versus where we were in the fourth.

Devin Ryan:
Got it.  OK.  Great.  And then in terms of the decline in brokerage revenues, it sounds like that there was a portion that was related to just environmental pressures and then a portion that you believe is related to the restructuring and then I think, as you noted, just some moving around of resources.  I would just love to get a sense of how much you would attribute to the actual restructuring and if you can give any color on how things have been trending quarter to date as maybe some of those changes have already been made?

Rick Hendrix:
It is obviously hard to pinpoint a number, but I would say the restructuring and the changes we made around the counts probably realistically would cost us $2 to $2.5 million of revenue in the fourth quarter.  We are seeing, as we said in the prepared remarks, recovery in those accounts where we had disruption.  The environment is still tough, so it is not like we are seeing a huge rebound in revenues just because we are just getting back to what we would have expected in an already depressed environment.  But we are seeing recovery, and we are down to maybe one or two accounts where I would say we have real work left to do to get back on the right path.

Devin Ryan:
OK.  And then just lastly for me, I completely understand that the markets in the fourth quarter were challenging, and some deals were canceled.  But when you look at your current backlog, can you go into maybe a little more granularity around the sectors, where the deals currently are, the types of deals and expectations for – is there any portion of that backlog that is less market sensitive, or is this really still a function of if the markets are favorable then deals will get done; and if not, then most deals are going to have a tough time?

Rick Hendrix:
I think that the environment we are in right now is just one where risk appetite is going to dictate how many deals get done and which deals get done.  The 144A work that we do I would say does not rely on generally a hugely robust market.

Having said that, when liquidity premiums are high and we definitely earn in an environment where liquidity premiums are high, even if indexes are moving up and valuations are improving, it is difficult to execute those deals.  We have a number of transactions that are in the near-term pipeline that we will take out and that we think we will execute that are private.  But we need the market to continue to have a positive tone, which it does today.

In terms of public work that obviously does not have the exact same challenges in terms of liquidity premium, although small and mid-cap companies are clearly less liquid than their larger cap brethren.  And so a small-cap IPO has some of that, but it is sort of orders of magnitude more liquid than a 144A private.

So we do feel like right now in this market we should be able to execute, and I expect to have some good news inside and outside the firm over the next couple of weeks in that regard.  But I don't want to be too bullish.  It is still a tough market.  We are being very selective about the private placement assignments that we take on as a result.  But we do feel very good about three or four of them that we have in the near-term pipeline and about our ability to get them done in the market as it is today.

Devin Ryan:	I understand and appreciate that color. Actually just lastly, I don't know if you can disclose this at this point, but do you have the current DTA valuation allowance or where that currently is?

Brad Wright:	Yes, we are going to end the year right at $100 million.

Devin Ryan:	$100 million? OK.

Brad Wright:	Fully reserved.

Operator:	Thank you. And once again, if you have question, please press star then one.

Rick Hendrix:	If there are no other questions, I want to thank everybody for joining us, and we look forward to talking to you again in the first quarter.

Operator:	Ladies and gentlemen, this concludes today's conference. You may now disconnect. Good day.

END